Exhibit 99

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

CACI Completes Acquisition of
Defense and Intelligence Group of
American Management Systems, Incorporated
Company increases guidance for Fiscal Year 2004

Arlington, VA, May 3, 2004 - CACI International Inc (NYSE: CAI), a leading information technology and network solutions provider to the federal government, announced today that its subsidiary, CACI Enterprise Solutions, Inc., has completed the purchase of the Defense and Intelligence Group and related assets of American Management Systems, Incorporated (NASDAQ: AMSY) for $415 million in cash. The effective date of the transaction was May 1, 2004. The asset purchase was financed through borrowings under a new revolving credit facility and institutional term loan, totaling $550 million, led by Banc of America Securities LLC. The acquisition is anticipated to be accretive to earnings during the balance of CACI's current fiscal year, which ends on June 30, 2004.

CACI Enterprise Solutions, Inc., based in Fairfax, Virginia, will continue to provide the U.S. Government with business management solutions, including information technology and software design, for defense and intelligence agencies in support of acquisition, financial management, engineering services and logistics, warfighting and intelligence missions. The organization had revenue of approximately $250 million for the twelve months ending December 31, 2003, and will bring to CACI approximately 1,650 employees at ten major business operating sites across the U.S.

As a result of the transaction, CACI becomes one of the largest, focused information technology and technology solutions providers serving the Department of Defense (DoD) and intelligence community markets, with over 9,400 employees and projected Fiscal Year 2005 revenue approaching $1.5 billion. The acquisition expands CACI's capabilities in DoD business management and mission-critical functions such as financial management solutions and consulting, acquisition and procurement systems, logistics and engineering systems and services, and information sharing. It also broadens CACI's offerings on large-scale, web-enabled systems, and provides significant new depth of expertise for the company in software development systems. The acquisition significantly supports the company's strategic focus on national security, the global war on terrorism, and the reshaping of the way government agencies communicate, use and disseminate information, deliver services, and conduct business.

CACI's Chairman, President, and CEO, Dr. J.P. (Jack) London stated, "With the close of this transaction, we, at CACI, profoundly broaden our support to the federal government's transformation initiatives and are positioned as a market leader in acquisition and procurement systems. It expands our depth in information technology and technology solutions and increases our presence in key DoD markets. We welcome the highly skilled employees and the contributions they will make to CACI's future growth. We look forward to partnering with our customers in the national security community to ensure they have world class capabilities for everything from procurement and financial management to command and control."

Company Guidance Increased for Remainder of FY04

CACI estimates that CACI Enterprise Solutions, Inc. will add approximately $275-285 million in revenue and incremental diluted earnings per share of approximately $0.14 - $0.17 during fiscal year 2005.

The company also increased its guidance for its full year FY04, and issued updated guidance for its fourth fiscal quarter. CACI Enterprise Solutions, Inc. is expected to contribute $40 to $43 million in revenue, $0.7 to $1.1 million in net income, and $0.02 to $0.03 diluted earnings per share during the quarter. The table below summarizes the guidance ranges for the current quarter and fiscal year, and shows the change over the same periods in FY03:

(In millions except for earnings per share)	Q4'04	Change	Total FY'04	Change

Revenue	$335-$348	47%-52%	$1,123-$1,136	33%-35%
Net Income	$17.2-$18.2	30%-37%	$60.2-$61.2	35%-37%
Diluted earnings per share	$0.57-$0.60	27%-33%	$2.01-$2.04	32%-34%
Diluted weighted average shares	30.1		29.9

Investors are reminded that actual results may differ from these estimates for the reasons described at the end of this release.

About CACI

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 9,400 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

Forward Looking Statements

There are statements made herein which may not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and United Kingdom, (the UK economy is experiencing a downturn that affects the Registrant's UK operations) including conditions that result from terrorist activities or war; changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects, particularly in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of the amended appeal of CACI International Inc, ASBCA No. 53058; the financial condition of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and competition to hire and retain employees; our ability to complete and successfully integrate acquisitions appropriate to achievement of our strategic plans; our ability to complete performance of fixed price contracts within contract value; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) outsourcing of activities that have been performed by the government; and (ii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the Company's Securities and Exchange Commission filings.

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For investor information contact: David Dragics Vice President, Investor Relations (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Senior Vice President, Public Relations (703) 841-7801 jbrown@caci.com